New York Community Bancorp, Inc. Reports an 84% Increase in 2nd Quarter 2002 Diluted GAAP EPS to $0.57; Raises Earnings Guidance for 2002 & Issues Earnings Guidance for 2003

    WESTBURY, N.Y.--(BUSINESS WIRE)--July 17, 2002--New York Community Bancorp, Inc. (Nasdaq:NYCB)--

       Company Estimates 2002 Diluted GAAP EPS of $2.13 - $2.15;
                2003 Diluted GAAP EPS of $2.48 - $2.52

   New York Community Bancorp, Inc. (Nasdaq: NYCB) today reported second quarter 2002 earnings of $58.1 million, up 210.9% from $18.7 million in the second quarter of 2001. Included in the 2002 amount were after-tax net securities gains of $4.1 million, which contributed $0.04 per share to second quarter 2002 diluted earnings per share of $0.57, up 83.9% from $0.31 in the year-earlier three months. Excluding the after-tax gains, the Company's second quarter 2002 earnings would have risen 189.2% to $54.1 million, and generated a 71.0% increase in diluted earnings per share to $0.53.(1)
   For the six months ended June 30, 2002, the Company reported earnings of $104.5 million, up 125.4% from $46.3 million for the first six months of 2001. The 2002 amount was equivalent to $1.03 on a diluted per share basis, up from $0.75 per diluted share in the year-earlier six months. While the 2002 amounts include after-tax net securities gains of $5.1 million, or $0.05 per share, the 2001 amounts include an after-tax gain of $10.3 million, or $0.17 per share, on the sale of loans and securities in the first quarter of the year. Excluding the respective after-tax gains, the Company's six-month 2002 earnings would have risen 175.4% to $99.4 million, and generated a 66.1% increase in diluted earnings per share to $0.98.(1)
   The Company's earnings for the three and six months ended June
30, 2002 provided returns on average assets of 2.34% and 2.18%, respectively, and returns on average stockholders' equity of 20.67% and 19.83%.
   Commenting on the Company's second quarter 2002 performance, President and Chief Executive Officer Joseph R. Ficalora stated, "Our second quarter earnings are, in many ways, a reflection of all we have accomplished over the past 19 months. The momentum that began with our acquisition of Haven Bancorp in November 2000 was enhanced by our merger with Richmond County Financial Corp. eight months later, and has continued with the subsequent restructuring and leveraging of our balance sheet. The successful completion of our secondary offering in May added more horsepower to our engine, and contributed to our impressive second quarter 2002 asset and earnings growth. We are, today, a highly successful $10.2 billion institution, with a profitable and well-established niche in the multi-family lending market; a highly efficient franchise with 108 full-service branches; a consistently strong record of asset quality; and strong prospects for future growth. We are also an institution with a record of significant earnings accretion: despite the issuance of 66.5 million shares pursuant to our recent offering and our two merger transactions, our split-adjusted three-month diluted EPS is up 185% since we announced the Haven acquisition two years ago. Our average assets have also grown during this time, to $9.9 billion, up 400% from the second quarter 2000 amount.
   "We've also provided significant value to our investors," Mr. Ficalora continued. "Our current price is 68% higher than the split-adjusted price at which we traded the last day of 2000, which then represented a P/E multiple of 19.9. Our current price/earnings multiple is substantially lower--despite the significant asset and earnings growth accomplished over the 18-month period, and implied in our earnings projections for 2003. Based on the diluted GAAP earnings per share we are currently projecting, our current price reflects a 2003 P/E multiple of approximately 11.
   "The offering had the desired effect of boosting our tangible equity to a level more in line with our peer group; at June 30, 2002, our tangible stockholders' equity rose 72% to $534.1 million from the year-end 2001 level, representing a 60% increase in tangible book value per share. The majority of the proceeds were deployed into multi-family loan originations, and the purchase of securities with a favorable yield," Mr. Ficalora said. "Mortgage originations totaled approximately $900 million for the quarter, including $733 million of multi-family mortgage loans. Putting these numbers in context, our previous mortgage origination record was $512 million in a quarter, including $399 million of multi-family loans.
   "The leveraged growth of our balance sheet is also apparent in the growth of our securities portfolio. We have been vigilant in our efforts to capitalize on the yield curve, the steepest one we've experienced since 1993.
   "Another recent achievement of note was the securitization of a significant portion of our one-to-four family mortgage loan portfolio," Mr. Ficalora stated. "In addition to sharpening our focus on the multi-family market, the recent securitization supports our objective of reducing the Bank's exposure to credit and interest rate risk. The securitization was just the latest in a series of actions we've taken since the Haven acquisition that have resulted in a more risk-averse balance sheet. To date, assets totaling $4.3 billion have been restructured, including loans and securities sold of $2.1 billion; loan repayments of $1.6 billion; and the $572 million in loans securitized in May.
   "The impact of each of these actions is apparent in our second quarter net interest income," Mr. Ficalora continued, "which was up 164% from the year-earlier level and, on a linked-quarter basis, up 15%. The growth in our spread and margin was also quite substantial: more than 100 basis points apiece on a year-over-year basis and, on a linked-quarter basis, an average of 30 basis points each.
    "Another trend that was reaffirmed by our second quarter performance was an increase in revenues from third-party product sales. Despite the divestiture of 14 branches early in the quarter, we recorded a material increase in other income due, in part, to our continued focus on the sale of investment products, as opposed to CDs. As a result of our efforts, we have, today, a 62% core deposit ratio, and a more efficient, more customer-oriented franchise than we ever had before.
    "Given the strength of our earnings to date, and our prospects going forward, we are increasing our earnings estimates for 2002, and providing initial guidance for 2003," Mr. Ficalora said. "We now believe that our 2002 diluted GAAP earnings per share will range from $2.13 to $2.15, including the $0.05 in net securities gains already recorded, and that our 2003 results will range from $2.48 to $2.52 per diluted share, excluding net securities gains. At the upper end of the range, the 2003 estimate is 20% higher than our 2002 diluted EPS projection, when the net securities gains are excluded, and 5.4% higher than the current 2003 Street EPS consensus estimate of $2.39.
   "We expect our earnings growth to be fueled by higher net interest income, expanding spreads and margins, and an increase in other operating income derived from fee income and revenues from third-party product sales," Mr. Ficalora commented. "With the implementation of additional cost controls, and a stabilized tax rate in the range of 32% to 34% going forward, we believe that these earnings forecasts are well within our reach. We have been preparing for adversity since early 2000 and, on a relative basis, believe we should do better than our sector during the uncertain period ahead."

    Earnings Summary for the Three Months Ended June 30, 2002

    Interest Income
    The Company recorded interest income of $152.3 million in the current second quarter, up $74.0 million from the level recorded in the year-earlier three months. The 94.5% growth rate reflects a $4.4 billion rise in the average balance of interest-earning assets to $8.5 billion, which more than offset a 35-basis point drop in the average yield to 7.15%. The growth in interest-earning assets was primarily driven by the Richmond County merger, the record level of loan production over the past four quarters, and the Company's investments in mortgage-backed securities. Mortgage and other loans generated interest income of $105.7 million, up $42.6 million, or 67.5%, from the year-earlier amount. The increase was fueled by a $2.3 billion, or 71.2%, rise in the average balance of loans to $5.5 billion, representing 64.8% of average interest-earning assets, which offset a 14-basis point reduction in the average yield to 7.66%. Mortgage-backed securities generated interest income of $37.0 million, up $29.7 million, reflecting a $2.0 billion rise in the average balance to $2.4 billion, which was tempered by a 22-basis point drop in the average yield to 6.10%. Mortgage-backed securities represented 28.5% of average interest-earning assets in the second quarter of 2002.

    Interest Expense
    Interest expense rose $14.8 million, or 35.0%, to $56.9 million, the net effect of a $4.0 billion increase in the average balance of interest-bearing liabilities to $8.0 billion and a 140-basis point reduction in the average cost of funds to 2.86%. While the higher average balance of interest-bearing liabilities reflects increases in borrowings and all other sources of funding, the lower cost reflects the increased concentration of core deposits within the mix of funding sources, the Company's focus on the sale of third-party products in lieu of higher cost deposits, and the significant downward repricing of CDs. Borrowings generated $31.8 million of second quarter 2002 interest expense, up $19.7 million, the net effect of a $2.1 billion increase in the average balance to $3.2 billion, reflecting the aforementioned leveraging program, and a 65-basis point decline in the average cost to 4.05%. At the same time, the interest expense generated by other sources of funds declined $5.0 million to $25.0 million, as a $2.1 billion rise in the combined average balance to $5.3 billion was offset by a 191-basis point decline in the average cost of funds to 1.89%. Included in the higher average balance was a $295.5 million rise in average non-interest-bearing deposits to $480.7 million.

    Net Interest Income
    The results of the Company's leveraged growth strategy are reflected in the level of its net interest income, and in the significant expansion of its interest rate spread and net interest margin. In the second quarter of 2002, net interest income rose to $95.4 million, up $12.4 million on a linked-quarter basis and up $59.2 million year-over-year. At 4.29%, the Company's spread was 29 basis points wider than the linked-quarter measure and 105 basis points wider than the spread recorded in the second quarter of 2001. Similarly, its net interest margin, at 4.48%, was 32 basis points and 101 basis points wider than the measures recorded in the respective earlier periods.

    Provision for Loan Losses
    The provision for loan losses was once again suspended, reflecting management's assessment of the coverage provided by the current loan loss allowance, which considers, among other factors, the quality of the Company's loan portfolio.

    Other Operating Income
    In addition to the significant growth in its second quarter net interest income, the Company recorded a significant rise in other operating income, year-over-year. Other operating income rose $16.9 million, or 151.4%, to $28.0 million in the current second quarter, the result of a $3.0 million rise in fee income to $10.8 million, a $7.9 million rise in other income to $10.9 million, and a $5.9 million rise in net securities gains to $6.3 million. Excluding the net securities gains, other operating income rose $11.0 million year-over-year to $21.7 million, representing 18.6% of total revenues in the second quarter of 2002. The growth in fee income largely reflects the merger-related expansion of the branch network, while the growth in other income reflects revenues from third-party product sales, income from the Company's investment in Bank-owned Life Insurance ("BOLI"), and income from the Company's 100% equity interest in Peter B. Cannell & Co., Inc. ("PBC"), an investment advisory firm.

    Non-interest Expense
    The Company recorded non-interest expense of $34.8 million in the current second quarter, up from $19.0 million in the year-earlier three months. Operating expense accounted for $33.3 million and $17.6 million, respectively, of the 2002 and 2001 totals, while the amortization of core deposit intangibles ("CDI") accounted for the remaining $1.5 million in the current second quarter and the amortization of goodwill accounted for the remaining $1.5 million in the year-earlier three months. The Company adopted SFAS Nos. 141 and 142 on January 1, 2002; accordingly, the goodwill stemming from the Haven acquisition has been discontinued; the amortization of the CDI stemming from the Richmond County merger is expected to continue through 2011.
    The higher level of operating expense reflects the net addition of 22 branches to the franchise, and the first quarter 2002 acquisition of the remaining 53% equity interest in PBC. Compensation and benefits expense rose $11.3 million to $19.2 million in the current second quarter, while occupancy and equipment expense rose $1.9 million to $5.6 million. Partly reflecting promotional costs, and the costs of supporting an expanded branch network, general and administrative ("G&A") expense rose $1.7 million to $7.0 million; other expense rose approximately $900,000 to $1.6 million. The increase in operating expense was sufficiently offset by the growth in net interest income and other operating income to produce an improvement in the efficiency ratio to 27.00% in the current second quarter from 37.11% in the year-earlier three months.

    Income Tax Expense
    Largely reflecting a $60.3 million rise in pre-tax income to $88.6 million, income tax expense rose $20.9 million year-over-year to $30.5 million. The higher level of pre-tax income earned in the current second quarter also resulted in an increase in the effective tax rate to 34.39%.

    Earnings Summary for the Six Months Ended June 30, 2002

    Interest Income
    The Company recorded interest income of $293.4 million in the current six-month period, up $130.8 million from the level recorded in the year-earlier six months. The 80.4% increase was fueled by a $4.0 billion rise in the average balance of interest-earning assets to $8.3 billion, which more than offset a 44-basis point decline in the average yield to 7.12%. The growth in interest-earning assets was driven by the Richmond County merger, the record level of mortgage loan production, and the Company's investments in mortgage-backed securities.
    Mortgage and other loans generated interest income of $206.1 million, up $72.5 million, or 54.3%, from the year-earlier amount. The increase stemmed from a $2.0 billion, or 56.6%, rise in the average balance of loans to $5.5 billion, representing 65.8% of average interest-earning assets, and was tempered by a five-basis point drop in the average yield to 7.60%. Mortgage-backed securities generated interest income of $69.3 million in the current six-month period, up $59.2 million from the level recorded in the first six months of 2001. The increase was fueled by a $2.0 billion rise in the average balance to $2.3 billion, representing 27.7% of average interest-earning assets, and tempered by a 37-basis point drop in the average yield to 6.07%.

    Interest Expense
    Interest expense rose $23.6 million, or 25.8%, to $114.9 million in the current six-month period, the net effect of a $3.7 billion increase in the average balance of interest-bearing liabilities to $7.8 billion and a 154-basis point reduction in the average cost of funds to 2.97%. Borrowings produced six-month 2002 interest expense of $60.9 million, up $32.8 million from the year-earlier amount. The increase was the net effect of a $1.9 billion rise in the average balance to $2.9 billion and a 124-basis point decline in the average cost of such funds to 4.24%. At the same time, the interest expense produced by other sources of funds declined $9.2 million to $54.0 million, as a $2.1 billion rise in the average balance to $5.4 billion was offset by a 190-basis point decline in the average cost to 2.03%. Reflected in the higher average balance of other funding sources was a $265.4 million rise in average non-interest-bearing deposits to $463.8 million.

    Net Interest Income
    The Company's net interest income rose 150.2% in the current six-month period from the level recorded in the first six months of 2001. Boosted by the significant growth in interest-earning assets, net interest income rose to $178.5 million, up $107.2 million from the year-earlier amount. The growth in net interest income was paralleled by an expanding spread and margin, with the former measure rising 110 basis points year-over-year to 4.15%, and the latter measure rising 102 basis points year-over-year to 4.33%.

    Other Operating Income
    The Company recorded other operating income of $47.8 million in the current six-month period, up $8.2 million, or 20.1%, from the six-month 2001 amount. Fee income accounted for $6.3 million of the increase, having risen 39.8% to $22.0 million, while other income accounted for $3.1 million of the increase, having grown 20.5% to $18.0 million. The higher levels of fee and other income were partly tempered by a $1.2 million reduction in net securities gains to $7.8 million, absent which the Company would have recorded other operating income of $40.0 million. While the benefit of the Richmond County merger is reflected in the higher levels of both fee and other income, the latter increase also reflects revenues from third-party product sales, income from the Company's BOLI investment, and revenues generated by the Company's first quarter 2002 investment in the remaining 53% equity interest in PBC.

    Non-interest Expense
    In the first six months of 2002, the Company recorded non-interest expense of $70.0 million, up $30.0 million from the level recorded in the first six months of 2001. The 2002 amount reflects a $30.0 million increase in operating expense to $67.0 million, and CDI amortization in the amount of $3.0 million. The latter amount was comparable to the amount of goodwill amortization recorded in the six months ended June 30, 2001.
    The year-over-year increase in operating expense stemmed from all expense categories: an $18.1 million rise in compensation and benefits expense to $35.7 million; a $4.6 million rise in occupancy and equipment expense to $11.7 million; a $5.6 million rise in G&A expense to $16.6 million; and a $1.7 million rise in other operating expense to $3.1 million. The higher costs were primarily due to the Richmond County merger and the PBC acquisition, which generated additions in staff and office space. The growth in operating expense was sufficiently offset by the higher levels of net interest income and other operating income to produce a 374-basis point improvement in the efficiency ratio to 29.60%.

    Income Tax Expense
    Reflecting an $85.3 million increase in pre-tax income to $156.3 million, the Company recorded income tax expense of $51.8 million, with an effective tax rate of 33.17%, in the current six-month period, as compared to $24.7 million, with an effective tax rate of 34.73%, in the six months ended June 30, 2001.

    Balance Sheet Summary
    Notwithstanding the sale of securities in the current second quarter, the Company recorded a $1.0 billion, or 11.3%, rise in total assets from the December 31, 2001 level to $10.2 billion at June 30, 2002. Asset growth was primarily driven by a record level of mortgage loan production, with six-month originations exceeding $1.4 billion, including approximately $900 million during the second quarter of the year. The second quarter production was consistent with the planned leveraging of the proceeds from the Company's aforementioned secondary offering. With another $605.0 million in the pipeline two weeks into the third quarter, the Company is on target to achieve or exceed its loan production projections for 2002.

    Loans
    Consistent with the Company's focus on multi-family mortgage lending, the portfolio of multi-family mortgage loans rose $774.4 million, or 23.8%, to $4.0 billion, representing 76.6% of total mortgage loans at June 30, 2002. The average loan in the portfolio had a principal balance of $1.7 million and a loan-to-value ratio of 58.8%. Multi-family mortgage loans represented $733.3 million, or 81.6%, of second quarter originations, and $1.1 billion, or 80.2%, of originations year-to-date.
    Largely reflecting the securitization of one-to-four family mortgage loans totaling $572.5 million, the portfolio of one-to-four family mortgage loans declined $750.5 million to $567.8 million at June 30, 2002. While the growth in multi-family mortgage loans offset the bulk of the reduction in one-to-four family loans outstanding, total mortgage loans declined $30.1 million to $5.3 billion at that date. The decline in outstanding mortgage loans was partly offset by a $42.2 million rise in commercial real estate loans to $519.8 million, after six-month originations of $100.7 million, including $81.9 million in the second quarter of 2002. At the same time, the balance of construction loans declined $6.2 million to $146.2 million, after six-month originations of $50.6 million, including second quarter originations of $24.9 million. Other loans, meanwhile, declined $28.7 million to $88.2 million, largely reflecting the sale of home equity loans in the second quarter of the year.

    Asset Quality
    The Company's record of asset quality was extended in the current second quarter, with no net charge-offs being recorded, and with non-performing assets declining $1.0 million from the March 31, 2002 level and $3.9 million from the level recorded at December 31, 2001. At June 30, 2002, non-performing assets totaled $13.8 million, representing 0.14% of total assets, as compared to $14.9 million, or 0.16% of total assets, and $17.7 million, or 0.19% of total assets, at the respective earlier dates.
    Non-performing loans totaled $13.7 million, or 0.26% of loans, net, at the close of the second quarter, as compared to $14.6 million, or 0.27% of loans, net, and $17.5 million, or 0.33% of loans, net, at March 31, 2002 and December 31, 2001, respectively. Included in the June 30, 2002 amount were mortgage loans in foreclosure of $11.2 million and loans 90 days or more delinquent of $2.5 million. Foreclosed real estate amounted to approximately $145,000 at the close of the second quarter, as compared to approximately $249,000 at each of the earlier dates.

    Securities and Mortgage-backed Securities
    Capitalizing on the favorable yield curve, the Company increased its investments in short-term mortgage-backed securities during the first and second quarters, contributing to a $1.1 billion increase in the balance of securities available for sale to $3.4 billion at June 30, 2002. The increase in the portfolio also reflects the aforementioned securitization of one-to-four family mortgage loans and their subsequent reclassification as available-for-sale securities.
    Asset growth was also fueled by an $80.8 million increase in securities held to maturity to $284.0 million, and tempered by a $6.2 million reduction in mortgage-backed securities held to maturity. While the Company has increased its investments in mortgage-backed securities, such securities are typically classified as available for sale.

    Core Deposit Intangibles and Goodwill
    Primarily reflecting the first quarter 2002 acquisition of the remaining 53% equity interest in PBC, goodwill, net, rose to $624.4 million at June 30, 2002 from $614.7 million at December 31, 2001. In accordance with SFAS Nos. 141 and 142, the goodwill stemming from the Company's acquisition of Haven in 2000 is no longer being amortized; however, the CDI stemming from the Richmond County merger is being amortized at a rate of $1.5 million per quarter, or $6.0 million per year. In accordance with SFAS No. 142, the Company tested its goodwill as of January 1, 2002 for impairment in the second quarter, and found none to exist at that date.

    Funding Sources
    Notwithstanding the aforementioned divestiture of 14 in-store branches during the second quarter, core deposits rose $225.1 million from the year-end 2001 balance to $3.3 billion at June 30, 2002. The 2002 amount represented 61.8% of total deposits, and consisted of NOW and money market accounts of $1.1 billion, savings accounts of $1.7 billion, and non-interest-bearing accounts of $481.6 million. CDs totaled $2.0 billion at quarter's end, representing 38.2% of total deposits, having declined $391.0 million from the balance recorded at December 31, 2001. The net effect of the core deposit growth and the decline in higher cost deposits was a $165.9 million reduction in total deposits to $5.3 billion at June 30, 2002.
    The restructuring of the Company's liabilities coincides with the significant volume of third-party products sold throughout the branch network during the first six months of 2002. While the Company's focus on investment product sales generates other operating income, it also supports the establishment of customer relationships.
    The Company opened two traditional branches and one supermarket branch during the second quarter; an additional supermarket branch was opened on July 14th, bringing the total number of banking offices to 109.
    While the Company's leveraging strategy is reflected in the substantial growth of its assets, it is likewise reflected in its growing balance of borrowings. At June 30, 2002, the Company's borrowings totaled $3.5 billion, up $1.0 billion from the December 31, 2001 amount. Included in the 2002 amount were Federal Home Loan Bank advances of $1.8 billion, reverse repurchase agreements of $1.6 billion, and trust-preferred securities of $191.9 million.

    Stockholders' Equity
    Stockholders' equity totaled $1.2 billion at June 30, 2002, up $229.9 million from the balance recorded at December 31, 2001. The 2002 amount was equivalent to 11.85% of total assets and a book value of $11.58 per share, based on 104,753,036 shares. Tangible stockholders' equity totaled $534.1 million, representing 5.22% of total assets and a tangible book value of $5.10 per share. In addition to the $147.5 million in net proceeds from the sale of 5,865,000 shares in the secondary offering, which were issued from the Treasury account, and six-month 2002 cash earnings of $126.4 million, the 2002 amount reflects the distribution of cash dividends totaling $36.9 million and the allocation of $50.1 million toward the repurchase of 1,829,982 shares. Under the current share repurchase program, there were 1,486,805 shares still available for repurchase at June 30, 2002.
    New York Community Bancorp, Inc. is the holding company for New York Community Bank and the ninth largest thrift in the nation, based on market capitalization at June 30, 2002. The Bank serves its customers through a network of 109 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metro New York region, with 54 in-store branches, the Bank is the largest producer of multi-family mortgage loans for portfolio in New York City.
    The Company will host a conference call at 9:30 a.m. Eastern Time today to discuss its second quarter 2002 performance and its full-year earnings outlook for 2002 and 2003. The call may be accessed at www.myNYCB.com, the Company's web site, or by calling 1-800-289-0494 (domestic calls) or 1-913-981-5520 (international calls), and providing the confirmation code 177056. The conference call will be archived through 5:00 p.m. on July 26, 2002 at the web site and will be available through midnight on July 22, 2002 at 1-888-203-1112 for domestic calls and 1-719-457-0820 for international calls.

    Forward-Looking Statements and Associated Risk Factors

    This release, and the associated post-earnings conference call and webcast, contain certain forward-looking statements with regard to the Company's prospective performance and strategies within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions, and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The Company's ability to predict results or the actual effects of its plans and strategies are inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, legislation, and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of the loan or investment portfolios; changes in deposit flows, competition, and demand for financial services and loan products in the Company's local markets; changes in local real estate values; changes in accounting principles and guidelines; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services.
    Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings, most recently including its Quarterly Report on Form 10-Q for the three months ended March 31, 2002.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

    (1) The 2001 amounts have been adjusted to reflect a 3-for-2 stock split on September 20, 2001.

                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                            (in thousands)


                                            June 30,      December 31,
                                              2002             2001
                                           (unaudited)
                                          ---------------  -----------
Assets
Cash and due from banks                   $    141,826    $   168,449
Money market investments                         1,152         10,166
Securities held to maturity
(estimated market value of $286,030
 and $203,647, respectively)                   284,037        203,195
Mortgage-backed securities held to
 maturity (estimated market value of
 $45,636 and $51,119, respectively)             44,619         50,865
Securities available for sale                3,429,320      2,374,782
Mortgage loans:
    Multi-family                             4,029,588      3,255,167
    1-4 family                                 562,121      1,318,295
    Commercial real estate                     519,793        561,944
    Construction                               146,213        152,367
                                          --------------  ------------
Total mortgage loans                         5,257,715      5,287,773
Other loans                                     88,246        116,968
Less:  Unearned loan fees                       (6,457)        (3,054)
       Allowance for loan losses               (40,500)       (40,500)
                                          --------------  ------------
Loans, net                                   5,299,004      5,361,187
Premises and equipment, net                     67,437         69,010
Goodwill, net                                  624,406        614,653
Core deposit intangible, net                    54,500         57,500
Deferred tax asset, net                         14,463         40,396
Other assets                                   279,119        252,432
                                          --------------  ------------
Total assets                              $ 10,239,883    $ 9,202,635
                                          ==============  ============

Liabilities and Stockholders' Equity
Deposits:
    NOW and money market accounts         $  1,112,290    $   948,324
    Savings accounts                         1,673,913      1,639,239
    Certificates of deposit                  2,016,955      2,407,906
    Non-interest-bearing accounts              481,594        455,133
                                          --------------  ------------
Total deposits                               5,284,752      5,450,602
                                          --------------  ------------
Official checks outstanding                     26,248         87,647
Borrowings                                   3,545,729      2,506,828
Mortgagors' escrow                              34,659         21,496
Other liabilities                              135,505        152,928
                                          --------------  ------------
Total liabilities                            9,026,893      8,219,501
                                          --------------  ------------
Stockholders' equity:
    Preferred stock at par $0.01
    (5,000,000 shares authorized;
     none issued)                                 --              --
    Common stock at par $0.01
     (150,000,000 shares authorized;
     108,224,425 shares issued;
     107,950,268 and 101,845,276
     shares outstanding at June 30,
     2002 and December 31, 2001,
     respectively)                               1,082          1,082
    Paid-in capital in excess of par         1,011,849        898,830
    Retained earnings
    (substantially restricted)                 182,661        167,511
    Less: Treasury stock (274,157
            and 6,379,149 shares,
            respectively)                       (5,291)       (78,294)
          Unallocated common stock held
           by ESOP                             (21,081)        (6,556)
          Common stock held by SERP             (3,113)        (3,113)
          Unearned common stock held by
           RRPs                                    (41)           (41)
    Accumulated other comprehensive
     income, net of tax effect                  46,924          3,715
                                          -------------- -------------
Total stockholders' equity                   1,212,990        983,134
                                          -------------- -------------
Total liabilities and stockholders'
 equity                                    $10,239,883     $9,202,635
                                          ============== =============

                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)
                              (unaudited)

                                  For the                 For the
                             Three Months Ended       Six Months Ended
                                 June 30,                 June 30,
                             ------------------- ---------------------
                                2002       2001      2002       2001
                             -------------------- --------------------
Interest Income:
 Mortgage and other loans    $105,677    $63,099  $206,130    $133,607
 Securities                     9,469      5,229    17,711      14,133
 Mortgage-backed securities    37,004      7,302    69,317      10,094
 Money market investments         153      2,686       276       4,839
                             -------------------- --------------------
Total interest income         152,303     78,316   293,434     162,673
                             -------------------- --------------------

Interest Expense:
 NOW and money market
  accounts                      4,063      3,014     7,591       6,950
 Savings accounts               5,865      2,183    11,692       4,321
 Certificates of deposit       15,116     24,797    34,728      51,978
 Borrowings                    31,819     12,111    60,915      28,079
 Mortgagors' escrow                 5          8        10          12
                             -------------------- --------------------
Total interest expense         56,868     42,113   114,936      91,340
                             -------------------- --------------------
 Net interest income           95,435     36,203   178,498      71,333
Provision for loan losses          --         --        --          --
                             -------------------- --------------------
 Net interest income after
  provision for loan losses    95,435     36,203   178,498      71,333
                             -------------------- --------------------

Other Operating Income:
 Fee income                    10,822      7,789    21,983      15,722
 Net securities gains           6,253        369     7,783       8,946
 Other                         10,906      2,970    18,009      14,941
                             -------------------- --------------------
Total other operating income   27,981     11,128    47,775      39,609
                             -------------------- --------------------

 Non-interest Expense:
 Operating expense:
  Compensation and benefits    19,166      7,828    35,653      17,542
  Occupancy and equipment       5,575      3,716    11,668       7,088
  General and administrative    7,013      5,347    16,574      11,009
  Other                         1,570        675     3,091       1,348
                             -------------------- --------------------
Total operating expense        33,324     17,566    66,986      36,987
                             -------------------- --------------------
 Amortization of core deposit
  intangible and goodwill       1,500      1,482     3,000       2,964
                             -------------------- --------------------
Total non-interest expense     34,824     19,048    69,986      39,951
                             -------------------- --------------------

 Income before income taxes    88,592     28,283   156,287      70,991
 Income tax expense            30,463      9,588    51,837      24,652
                             -------------------- --------------------
   Net income                 $58,129    $18,695  $104,450   $  46,339
                             ==================== ====================

   Earnings per share(1)        $0.57      $0.31     $1.04       $0.77
   Diluted earnings per
    share(1)                    $0.57      $0.31     $1.03       $0.75
                             ==================== ====================
(1) Per share amounts for the three and six months ended June 30, 2001 have been adjusted to reflect a 3-for-2 stock split on September 20, 2001.

                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)

                                      Three Months Ended June 30,
                               ---------------------------------------
                                                2002
                               ---------------------------------------
                                                             Average
                                 Average                     Yield/
                                 Balance       Interest       Cost
                               -------------   ----------   ----------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net $5,535,656     $105,677       7.66%
  Securities                       550,168        9,469       6.90
  Mortgage-backed securities     2,433,053       37,004       6.10
  Money market investments          28,992          153       2.12
                                ------------   ----------   ----------
Total interest-earning assets    8,547,869      152,303       7.15
Non-interest-earning assets      1,401,646
                               -------------
Total assets                    $9,949,515
                               =============
Liabilities and Stockholders'
 Equity:
 Interest-bearing liabilities:
  NOW and money market accounts $1,071,799    $   4,063       1.52%
  Savings accounts               1,682,433        5,865       1.40
  Certificates of deposit        2,010,147       15,116       3.02
  Borrowings                     3,150,866       31,819       4.05
  Mortgagors' escrow                61,223            5       0.03
                               -------------   ----------   ----------
  Total interest-bearing
   liabilities                   7,976,468       56,868       2.86
  Non-interest-bearing deposits    480,720
  Other liabilities                367,666
                               -------------
  Total liabilities              8,824,854
  Stockholders' equity           1,124,661

                               -------------
Total liabilities and
 stockholders' equity           $9,949,515
                               =============
 Net interest income/interest
  rate spread                                   $95,435       4.29%
                                               ==========   ==========
 Net interest-earning assets/
  net interest margin             $571,401                     4.48%
                               =============                ==========
 Ratio of interest-earning
  assets to interest-bearing
  liabilities                                                  1.07x
                                                            ==========

                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)

                                       Three Months Ended June 30,
                               ---------------------------------------
                                                2001
                               ---------------------------------------
                                                              Average
                                  Average                     Yield/
                                  Balance       Interest       Cost
                                -------------   ----------   ---------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net  $3,234,365      $63,099       7.80%
  Securities                        240,118        5,229       8.71
  Mortgage-backed securities        461,991        7,302       6.32
  Money market investments          240,237        2,686       4.50
                                 ---------------   ----------   ------
Total interest-earning assets     4,176,711       78,316       7.50
Non-interest-earning assets         332,589
                                -------------
Total assets                     $4,509,300
                                =============

Liabilities and Stockholders'
 Equity:
 Interest-bearing liabilities:
  NOW and money market accounts $   686,870     $  3,014       1.76%
  Savings accounts                  513,419        2,183       1.71
  Certificates of deposit         1,738,972       24,797       5.72
  Borrowings                      1,032,845       12,111       4.70
  Mortgagors' escrow                 38,233            8       0.08
                                -------------   ----------     -----
  Total interest-bearing
   liabilities                    4,010,340       42,113       4.26
  Non-interest-bearing deposits     185,240
  Other liabilities                  30,951
                                -------------
  Total liabilities               4,266,531
  Stockholders' equity              282,769
                                -------------

Total liabilities and
 stockholders' equity            $4,509,300
                                =============
 Net interest income/interest
  rate spread                                    $36,203       3.24%
                                                ==========   =========
 Net interest-earning assets/
  net interest margin               $166,372                    3.47%
                                =============                =========
 Ratio of interest-earning
  assets to interest-bearing
  liabilities                                                   1.04x
                                                             =========


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)

                                      Six Months Ended June 30,
                               ---------------------------------------
                                                2002
                               ---------------------------------------
                                                             Average
                                 Average                     Yield/
                                 Balance       Interest       Cost
                               -------------   ----------   ----------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net $5,471,297     $206,130       7.60%
  Securities                       511,720       17,711       6.98
  Mortgage-backed securities     2,304,244       69,317       6.07
  Money market investments          29,062          276       1.92
                               -------------   ----------   ----------
 Total interest-earning assets   8,316,323      293,434       7.12
 Non-interest-earning assets     1,285,908
                               -------------
 Total assets                   $9,602,231
                               =============
Liabilities and Stockholders'
 Equity:
 Interest-bearing liabilities:
  NOW and money market accounts $1,033,429    $   7,591       1.48%
  Savings accounts               1,671,789       11,692       1.41
  Certificates of deposit        2,152,471       34,728       3.25
  Borrowings                     2,900,325       60,915       4.24
  Mortgagors' escrow                49,234           10       0.04
                               -------------   ----------   ----------
 Total interest-bearing
  liabilities                    7,807,248      114,936       2.97
 Non-interest-bearing deposits     463,810
 Other liabilities                 277,741
                               -------------
 Total liabilities               8,548,799
 Stockholders' equity            1,053,432
                               -------------
Total liabilities and
 stockholders' equity           $9,602,231
                               =============
 Net interest income/interest
  rate spread                                  $178,498       4.15%
                                               ==========   ==========
 Net interest-earning assets/
    net interest margin           $509,075                    4.33%
                               =============                ==========
 Ratio of interest-earning
  assets to interest-bearing
  liabilities                                                 1.07x
                                                            ==========

                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)

                                        Six Months Ended June 30,
                               ---------------------------------------
                                                2001
                               ---------------------------------------
                                                            Average
                                 Average                     Yield/
                                 Balance       Interest       Cost
                               ------------- ----------   ----------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net $3,493,505     $133,607       7.65%
  Securities                       294,714       14,133       9.59
  Mortgage-backed securities       313,680       10,094       6.44
  Money market investments         202,380        4,839       4.83
                               ----------    ----------   ----------
 Total interest-earning assets   4,304,280      162,673       7.56
 Non-interest-earning assets       314,125
                               -------------
 Total assets                   $4,618,405
                               =============

Liabilities and Stockholders'
 Equity:
Interest-bearing liabilities:
  NOW and money market accounts$   719,227     $  6,950       1.95%
  Savings accounts                 504,366        4,321       1.73
  Certificates of deposit        1,793,069       51,978       5.85
  Borrowings                     1,033,945       28,079       5.48
  Mortgagors' escrow                31,023           12       0.08
                               ------------- ----------   ----------
 Total interest-bearing
  liabilities                    4,081,630       91,340       4.51
 Non-interest-bearing deposits     198,387
 Other liabilities                  51,920
                               -------------
 Total liabilities               4,331,937
 Stockholders' equity              286,468
                               -------------

Total liabilities and
 stockholders' equity           $4,618,405
                               =============
 Net interest income/interest
  rate spread                                   $71,333       3.05%
                                             ==========   ==========
 Net interest-earning assets/
    net interest margin           $222,649                    3.31%
                               =============              ==========
 Ratio of interest-earning
  assets to interest-bearing
  liabilities                                                 1.05x
                                                          ==========


                   CONSOLIDATED FINANCIAL HIGHLIGHTS
               (dollars in thousands, except share data)
                              (unaudited)

                                For the                 For the
                           Three Months Ended     Six Months Ended
                                June 30,               June 30,
                         ---------------------------------------------
                           2002         2001        2002        2001
                         ---------------------------------------------
REPORTED EARNINGS DATA:
Earnings                 $58,129     $18,695     $104,450     $46,339

Earnings per share(1)       0.57        0.31         1.04        0.77
Diluted earnings per
 share(1)                   0.57        0.31         1.03        0.75
Return on average
 assets                     2.34 %      1.66 %       2.18 %      2.01%
Return on average
 stockholders'equity       20.67       26.45        19.83       32.35
Return on average
 tangible
 stockholders' equity      52.16       44.60        55.78       54.08
Operating expense to
 average assets             1.34        1.56         1.40        1.60
Interest rate spread        4.29        3.24         4.15        3.05
Net interest margin         4.48        3.47         4.33        3.31
Efficiency ratio           27.00       37.11        29.60       33.34

Shares used for EPS
 computation         101,568,534  60,174,231  100,098,453  60,461,715
Shares used for
 diluted EPS
 computation         102,736,431  61,335,776  101,175,964  61,421,642

CASH EARNINGS DATA:
Earnings                 $61,849     $24,394     $126,356     $57,389
Earnings per share(1)       0.61        0.41         1.26        0.95
Diluted earnings per
 share(1)                   0.60        0.40         1.25        0.93
Return on average
 assets                     2.49 %      2.16 %       2.63 %      2.49%
Return on average
 stockholders' equity      22.00       34.51        23.99       40.07
Operating expense to
 average assets             1.28        1.46         1.33        1.51
Efficiency ratio           25.74       34.69        28.28       31.50


                   CONSOLIDATED FINANCIAL HIGHLIGHTS
               (dollars in thousands, except share data)
                              (unaudited)

                                 At June 30,          At December 31,
                                --------------------------------------
                                   2002                   2001
                               -----------------    ------------------
BALANCE SHEET DATA:
Book value per share(1)              $11.58                  $10.05
Tangible book value per
 share(1)                              5.10                    3.18
Regulatory leverage capital
 ratio                                 7.23 %                  5.95 %
Stockholders' equity to total
 assets                               11.85                   10.68
Shares used for book value
 computation(1)                 104,753,036              97,774,030
Total shares issued and
 outstanding(1)                 107,950,268             101,845,276

ASSET QUALITY RATIOS:
Non-performing loans to loans,
 net                                   0.26 %                  0.33 %
Non-performing assets to total
 assets                                0.14                    0.19
Allowance for loan losses to
 non-performing loans                295.73                  231.46
Allowance for loan losses to
 loans, net                            0.76                    0.76

(1) 2001 amounts have been adjusted to reflect a 3-for-2 stock split on September 20, 2001.

    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516/683-4420